Exhibit 10.123

Immeuble : 39 avenue Franklin Roosevelt - 75008 Paris

BAIL COMMERCIAL

ENTRE LES SOUSSIGNES :

Monsieur Alain MARCHÉ, Président de la SOCIETE DE GERANCE IMMOBILIERE FIATTE ET MAZAUD, Société par Actions Simplifiée au capital de 50,000 €. dont le siège est à PARIS 8ème, 169 boulevard Haussmann, ayant tous pouvoirs à l'effet des présentes, ladite Société agissant au nom et comme mandataire de la Société Civile Immobilière G. D. S. au capital de 34.362,01 €, dont le siège est à PARIS 8ème, 169 boulevard Haussmann, propriétaire.

Ci-après dénommé « le Bailleur »,
D'une part,

ET

La Société Anonyme GROUPE INTER PARFUMS répondant au sigle d'INTER PARFUMS, au capital de 28.904.331,00 Euros, dont le siège est PARIS 8ème, 4 Rond Point des Champs Elysées, immatriculée au Registre du Commerce et des Sociétés de PARIS sous le n° B 350 219 382, représentée à l'effet des présentes par Monsieur Philippe SANTI, Directeur Général Délégué,

Ci-après dénommée « le Preneur »,
D'autre part.

Monsieur Alain MARCHÉ, es qualités, fait bail et donne à loyer à la S. A. GROUPE INTER PARFUMS, ce qui est accepté par Monsieur Philippe SANTI, les lieux ci-après désignés, dépendant d'un immeuble sis à PARIS 8ème, 39 avenue Franklin Roosevelt.

DESIGNATION

La totalité de l'appartement situé au 2èmeétage de l'immeuble,

ainsi que lesdits lieux s'étendent, se poursuivent et comportent, sans aucune exception ni réserve et sans qu'il en soit fait une plus ample désignation, le Preneur déclarant parfaitement les conna tre pour les avoir visités à loisir renonçant à élever aucune réclamation pour raison soit de leur état soit même d'erreur dans la désignation ci-dessus.

DUREE

Le présent bail est consenti et accepté pour une durée de NEUF années entières et consécutives, commençant à courir le 15 décembre 2005 pour se terminer le 14 décembre 2014 à la volonté exclusive du Preneur, mais à charge par lui, dans le cas où il voudrait faire cesser le bail à l'expiration de l'une des deux premières périodes triennales, de prévenir le Bailleur au moins six mois à l'avance dans les formes et conditions légales en vigueur.

DESTINATION

Les lieux loués sont destinés à l'usage de BUREAUX POUR L'ACTIVITE PREVUE A L'OBJET SOCIAL FIGURANT SUR LES STATUTS DE LA SOCIETE,

à l'exclusion de tout autre commerce, profession, activité ou industrie ou toute autre utilisation des lieux, étant entendu que le Bailleur ne conférant au Preneur aucune exclusivité, se réserve le droit de louer tous autres locaux de l'immeuble pour toute utilisation commerciale, industrielle ou artisanale, même celle exercée par le Preneur.

CHARGES ET CONDITIONS

Le présent bail est consenti et accepté sous les charges et conditions ordinaires et de droit et sous celles particulières suivantes que le Preneur accepte expressément sans pouvoir prétendre à aucune diminution de loyer ni indemnité quelconque mais au contraire à peine de résiliation et bien qu'elles puissent n'être pas imposées aux autres locataires de l'immeuble ; elles n'auront leur valeur qu'autant qu'elles peuvent concorder avec les dispositions de l'immeuble ou du local loué ou s'appliquer à des services ou éléments d'équipement qui y sont ou y seront installés, savoir :

I - Occupation - Jouissance

1°) De ne pouvoir sous-louer meublé ou non meublé, en totalité ou en partie ; de ne pouvoir domicilier ni héberger de tiers, même à titre gratuit.
De ne pouvoir céder, ni apporter en société, ses droits au présent bail si ce n'est, après avoir obtenu l'autorisation expresse et par écrit du Bailleur ou lui dûment appelé, à l'acquéreur de son fonds de commerce et encore à charge de rester garant et caution solidaire de son cessionnaire et de tous autres successifs, tant pour le paiement des loyers que pour l'entière exécution des charges et conditions du bail.
Les dispositions de l'alinéa ci-dessus s'appliquent en cas d'apport en société.
Un original dûment enregistré sera remis au Bailleur aux frais du Preneur pour lui servir de titre direct contre le cessionnaire, quinze jours au plus après la date d'enregistrement de l'acte.
De ne pouvoir se substituer quelque personne que ce soit, ni prêter les lieux loués, même temporairement, à des tiers.

2°) De garnir et tenir constamment garnis les lieux loués de meubles, objets mobiliers, matériels et marchandises en quantité et de valeur suffisantes pour répondre en tout temps du paiement des loyers et accessoires et de l'exécution des clauses et conditions du bail. De les tenir constamment ouverts et achalandés, sans pouvoir cesser sous aucun prétexte, même momentanément, de les employer à la destination ci-dessus indiquée.

3°) De satisfaire à toutes les charges de police, de ville et de voirie dont les locataires sont ordinairement tenus et d'acquitter exactement ses contributions personnelles, mobilières, taxe professionnelle et tous autres impôts à la charge des locataires, de manière que le bailleur ne soit jamais inquiété ni recherché à ce sujet, d'en justifier au bailleur à toute réquisition.

4°) De notifier au Bailleur par lettre recommandée avec avis de réception dans le mois de l'événement tout changement d'état civil, toute modification au registre du commerce ou au répertoire des métiers ou toute mise en gérance libre du fonds de commerce pouvant survenir en cours du présent bail ou lors de sa prorogation.

En cas de décès du Preneur, il y aura solidarité et indivisibilité entre ses héritiers et représentants pour le paiement des loyers et accessoires ainsi que pour l'exécution des conditions du bail. Si la notification prévue à l'article 877 du Code civil était nécessaire, le coût en serait à la charge des notifiés.

II - Entretien - Travaux - Réparations

5°) De prendre les lieux dans l'état où ils se trouvent à la signature des présentes et de les rendre en fin de bail en bon état de toutes réparations.
De ne pouvoir réclamer, pendant toute la durée du bail ou de sa prorogation, des réparations, transformations ou additions de quelque nature qu'elles soient, mêmes rendues nécessaires par la force majeure.
De réparer ou de remplacer notamment les portes d'entrée, croisées et volets.
De maintenir en bon état d'entretien l'ensemble des lieux loués et notamment les devantures et fermetures, de faire procéder à la peinture de celles-ci aussi souvent qu'il sera nécessaire. De maintenir en bon état d'entretien l'ensemble des éléments d'équipement mis à sa disposition, et même de les remplacer si nécessaire. Le Bailleur ne sera par suite tenu que des grosses réparations, prévues à l'article 606 du Code Civil, qui seules restent à sa charge à l'exception toutefois de l'hypothèse visée ci-dessous au 8° alinéa 2.
Le Preneur devra notamment supporter personnellement le coût de toute modification à faire aux conduits de fumée mis à sa disposition et les rendre réglementaires s'il y a lieu sous la surveillance de l'architecte de l'immeuble dont les honoraires seront à sa charge.

6°) D'entretenir, réparer ou remplacer à ses frais les ferrures et vitrages qui pourraient recouvrir certaines parties des lieux loués et de n'exercer aucun recours contre le Bailleur en raison des dégâts causés par des infiltrations d'eau provenant desdits vitrages.

7°) De faire effectuer aussi souvent qu'il est nécessaire et au moins une fois l'an le nettoyage des chéneaux, courettes vitrées, canalisations, descentes d'eaux pluviales, etc., qui pourraient intéresser les lieux loués.

8°) De ne faire aucun changement de distribution ni travaux dans les lieux loués, sauf entretien courant, sans le consentement exprès et par écrit du Bailleur.
D'effectuer, après avoir informé au préalable le Bailleur en supportant intégralement et seul les frais, les réparations, transformations ou additions exigées, pour la continuation des activités du

Preneur ou pour tout autre motif, par une autorité administrative ou judiciaire ou par une disposition législative ou réglementaire.
Tous les travaux autorisés ou imposés devront être exécutés par des entreprises qualifiées et sous la surveillance de l'architecte de l'immeuble dont les honoraires seront à la charge du Preneur.
De laisser en fin de bail, sans indemnité, tous changements ou améliorations que le Preneur aurait pu apporter aux biens loués.
Le Bailleur conservera le droit d'exiger la remise des lieux loués dans leur état primitif aux frais du Preneur s'il en a exprimé le souhait lors de l'autorisation qu'il a donnée préalablement à l'exécution de ces travaux.

9°) De supporter la dépose définitive des jalousies, persiennes, volets ou tapis d'escalier, en cas de nécessité dûment justifiée par le Bailleur, sans indemnité ni recours.

10°) De faire ramoner les cheminées et conduits de fumée à ses frais par le fumiste du Bailleur ou un fumiste agréé par celui-ci aussi souvent qu'il sera nécessaire et prescrit par les règlements administratifs et également en fin de jouissance même s'ils n'ont pas été utilisés.
De faire entretenir régulièrement et au moins une fois par an, par une entreprise spécialisée la chaudière de chauffage central et le ou les chauffe-eau ou chauffe-bains qui sont ou pourraient être installés dans les locaux, les tuyaux d'évacuations et les prises d'air. De veiller au maintien en parfait état des canalisations intérieures et des robinets d'eau et de gaz, de même que des canalisations et de l'ensemble des éléments d'équipements pouvant exister dans les lieux loués dont il aura la garde juridique, et ce, à partir des coffrets de distribution.
De même, si un contrat collectif n'est pas souscrit pour l'immeuble, de se conformer à la réglementation en vigueur en faisant procéder périodiquement à l'entretien des robinetteries et installations sanitaires.
De justifier de ces entretiens à toute réquisition du Bailleur. De ne faire aucun usage d'appareils de chauffage à combustion lente, de ne pas brancher d'appareils à gaz ou à mazout sur des conduits qui n'ont pas été conçus pour cet usage. Le Preneur sera responsable de tous dégâts et conséquence de quelque ordre qu'ils soient résultant de l'inobservation de la présente clause. Il sera également responsable des dégâts causés par bistrage, phénomène de condensation ou autre.

11°) De ne pouvoir faire emploi qu'à ses risques et périls des installations d'eau, de gaz, d'électricité, de chauffage central ou autres existants ou pouvant exister dans les lieux loués, et de ne pouvoir invoquer en quoi que ce soit la responsabilité du Bailleur pour défaut ou insuffisance d'eau par suite de réparation ou de toute autre cause, arrêt de courant, mauvais fonctionnement, refus de concession, ni pour trouble de jouissance.
De supporter à ses frais toutes modifications d'arrivée, de branchement ou d'installations intérieurs et tous remplacements de compteurs pouvant être exigés par les compagnies distributrices des eaux, du gaz, de l'électricité, du chauffage urbain ou des télécommunications. Le Bailleur pourra obliger le Preneur à faire poser, à ses frais, tout compteur. Le Preneur remboursera ses consommations d'après les relevés des compteurs ainsi que les frais de location, d'entretien et relevés.

12°) De supporter la gêne et les conséquences de toute nature qui résulteraient de l'exécution de tous travaux d'entretien, de grosses réparations, passage de canalisations, nécessaires ou rendus obligatoires et effectués avec diligence et dans les règles de l'art, quels qu'en soient l'inconvénient ou la durée, celle-ci excédât-elle quarante jours.

De supporter la gêne et les conséquences de toute nature qui résulteraient de l'exécution des travaux d'amélioration, de création ou de transformation qui seraient effectués dans les parties de l'immeuble qui ne sont pas louées privativement au Preneur, effectués avec diligence et dans les règles de l'art, quels qu'en soient l'inconvénient ou la durée, celle-ci excédât-elle quarante jours. De supporter tous travaux de quelque nature et de quelque durée qu'ils soient qui pourraient être exécutés dans les immeubles voisins de celui dont dépendent les lieux loués et notamment tous travaux aux murs mitoyens et bouchements de jours de souffrance surélévation de bâtiments, sans avoir aucun recours à exercer de ce fait, ni aucune diminution ou interruption de loyer à demander contre le Bailleur et sauf l'exercice de tous ses droits contre les propriétaires voisins pour les troubles qui pourraient être apportés à sa jouissance.
De déposer à ses frais et sans délai tous meubles, tableaux, tentures, canalisations, coffrages, appareils, agencements, décorations, devantures, vitrines, plaques, enseignes, installations quelconques, etc., dont l'enlèvement sera utile pour l'exécution de tous travaux par le Bailleur ou quelque occupant de l'immeuble, en particulier le ravalement, la recherche ou la réparation des fuites de toute nature, de fissures dans les conduits de fumée ou de ventilation notamment après infiltration ou incendie.

13°) De ne pouvoir rendre le Bailleur responsable des infiltrations provenant des conduites d'eau, du sol, du sous-sol, de l'humidité ou de toute autre cause.

14°) De laisser pénétrer dans les lieux le propriétaire ou son mandataire et, le cas échéant, les représentants du syndicat des copropriétaires de l'immeuble, chaque fois qu'ils le jugeront nécessaire, ainsi que l'architecte et les ouvriers chargés de l'exécution des travaux dans l'immeuble.
De laisser à tout moment libre accès aux locaux qui lui sont loués, afin de limiter tous risques d'incendie, d'inondation ou autres. Notamment en cas d'absence prolongée ou en période de vacances, d'indiquer au Bailleur ou à la concierge le nom et l'adresse dans la commune de la situation de l'immeuble de la personne mandatée par le Preneur qui détient les clefs des locaux loués.

15°) De laisser en fin de jouissance le propriétaire faire dresser par son architecte l'état des réparations, acquitter le montant de celles-ci.

III. - Responsabilité - Recours

16°) De faire assurer convenablement contre l'incendie, la foudre, les explosions et les radiations, le matériel, le mobilier, les marchandises, ainsi que les risques locatifs et le recours de voisins ; de s'assurer également contre le dégât des eaux et le bris de glaces, vitres et vitrages, le tout à des compagnies notoirement solvables, et de justifier au Bailleur à toute réquisition du paiement des primes ou cotisations.

De supporter toute surprime d'assurance qui serait réclamée du fait de l'exercice de son commerce, de la nature de ses marchandises ou de son occupation, tant au Bailleur qu'aux autres locataires de l'immeubles, la cas échéant au syndicat des copropriétaires des immeubles voisins qui en réclameraient le remboursement.

17°) De déclarer immédiatement à sa compagnie, et d'en informer conjointement le Bailleur, tout sinistre ou dégradation s'étant produit dans les lieux loués, quand bien même il n'en résulterait aucun dégât apparent, et sous peine d'être tenu personnellement de rembourser au Bailleur le montant du préjudice direct ou indirect résultant pour celui-ci de ce sinistre et d'être notamment responsable vis-à-vis de lui du défaut de déclaration en temps utile, dudit sinistre.

18°) De renoncer à tous recours en responsabilité contre le Bailleur :
a)
en cas de vol, cambriolage ou tout autre acte délictueux ou criminel dont le Preneur pourrait être victime dans les lieux loués ou les parties communes de l’immeuble. Il devra notamment faire son affaire personnelle de la garde et de la surveillance de ses locaux;

b)	pour les accidents matériels ou corporels pouvant résulter de la chute des appareils d'éclairage ou autres, la solidité de leur fixation n'étant pas garantie par le Bailleur;
c)	en cas de modification, d'interruption ou de suppression du système actuel de gardiennage ou de nettoyage indépendamment de la volonté du Bailleur;
d)	pour toutes les conséquences qui résulteraient de la remise des clefs par le Preneur au préposé de l'immeuble;
e)	en cas d'impossibilité d'exploitation pour quelque cause que ce soit, indépendamment de la volonté du Bailleur,
f)
en cas de dégâts causés aux lieux loués et aux marchandises ou objets s'y trouvant par suite de fuites sur canalisation, d'infiltrations au travers des toitures ou vitrages, d'humidité provenant du sol, du sous-sol, ou des murs, de la condensation, du gel ou de la fonte des neiges ou glaces, le Preneur devant s'assurer contre ces risques;

g)
en cas d'arrêt momentané du fonctionnement de l'ascenseur, du chauffage central ou de l'eau chaude ou tous autres installations ou équipements pour un motif quelconque, indépendamment de la volonté du Bailleur.

h)
pour tous dégâts causés aux lieux loués en cas de troubles, émeute, grève, attentat, guerre, guerre civile, ainsi que des troubles de jouissance en résultant ; de supporter, dans les mêmes conditions, toute réquisition partielle ou totale de l'immeuble et ses conséquences;

i)
si les locaux loués aux termes des présentes comportent un local en sous-sol, le Bailleur, ne saurait, en aucun cas, être tenu pour responsable d'une insuffisance d'aération ou d'éclairage ou de l'impossibilité d'évacuer les eaux usées.

Toutes modifications rendues nécessaires du fait de ces inconvénients incomberont intégralement au Preneur ; en cas d'inondation dans les sous-sols, même par refoulement d'égout, le Bailleur n'aura aucune responsabilité du fait des marchandises détériorées ou de tous autres dégâts et le Preneur s'engage à ne réclamer aucune indemnité, ni diminution de loyer.
Le Preneur devra, en outre, rendre le local inaccessible aux rongeurs, insectes ou tous animaux nuisibles.

19°) Dans le cas où par vétusté ou toute autre cause indépendante de la volonté du Bailleur, les lieux loués viendraient à être démolis en totalité ou en partie, et si cette partie était assez considérable pour empêcher la continuation de la location, le présent bail serait résilié de plein droit, sans indemnité. En cas de démolition pour cause d'utilité publique, les droits du Preneur sont réservés contre la ville ou l'Etat sans que rien ne puisse être réclamé au Bailleur.

IV. - Règlement d'immeuble

20°) De se conformer aux usages en vigueur, aux règlements de police, au règlement de copropriété de l'immeuble, ainsi qu'à tout règlement intérieur, en matière de bonne tenue des immeubles et notamment :

a)	de ne rien déposer ni faire aucun emballage ou déballage dans les parties communes et sur les balcons;
b)	de ne rien exposer aux fenêtres, balcons, etc.;
c)	de ne faire aucune lessive dans les parties communes de l'immeuble;
d)	de ne pas jeter d'eau dans les conduits de vidange pendant la période des gelées sous peine d'être personnellement responsable des dégâts causés aux tuyauteries par l'effet du gel.
e)
de n'avoir dans les lieux loués aucun animal autre que familier et à la condition encore que ledit animal ne cause aucun dégât à l'immeuble ni aucun trouble de jouissance aux occupants de celui-ci (loi du 9 juillet 1970);

f)	de ne pouvoir faire aucune vente publique dans les lieux loués, même par autorité de justice;
g)	de veiller à ce que la tranquillité de l'immeuble ne soit troublée en aucune manière, soit par le fait du Preneur, soit par le fait de son personnel, de ses fournisseurs ou de sa clientèle;
h)
de ne pouvoir charger les planchers, terrasses ou balcons d'un poids supérieur à celui qu'ils peuvent normalement supporter et en cas de doute de s'assurer de ce poids auprès de l'architecte de l'immeuble;

i)	de se conformer pour l'exercice de son commerce aux règlements administratifs qui le régissent
j)
de prendre toutes précautions pour ne pas gêner les autres locataires ou voisins ou les tiers, et notamment de ne pouvoir installer aucune machine ou moteur susceptible d'apporter une nuisance aux voisins ou des troubles à l'immeuble, et de faire son affaire personelle de toutes réclamations qui seraient faites, notamment pour bruits, odeurs, chaleurs, fumées, lumières, trépidations, radiations ou vapeurs causés par lui, le Bailleur ne devant jamais être inquiété ou recherché;

k)
de ne laisser en aucun cas pénétrer ou stationner des voitures ou véhicules quelconques dans les parties communes de l'immeuble, sauf s'il est titulaire d'une location de parking, ni d'y déposer des meubles ou colis même momentanément;

l)	de veiller à n'utiliser ou ne laisser utiliser le monte-charge que pour l'usage auquel il est destiné
m)	de ne jeter dans le vide-ordures aucun objet susceptible de le boucher,
n)	de n'entreposer dans les lieux loués aucune matière dangereuse ou insalubre en contravention des règlements administratifs en vigueur;
o)	de ne pouvoir placer aucun objet ni étalage fixe ou mobile à l'extérieur des lieux loués;
p)	de ne pouvoir suspendre des pots de fleurs ou jardinières aux volets, garde-corps et balcons;
q)	de ne pouvoir apposer de plaques ou enseignes sur la façade ou sur les piliers de la porte qu'avec l'autorisation expresse et par écrit du Bailleur.

21°) De ne pas jeter les déchets industriels ou commerciaux dans les bo tes à ordures ménagères de l'immeuble et de se munir à cet effet de tous récipients réglementaires ; d'assurer le remisage, le nettoyage, la sortie et la rentrée aux heures réglementaires de ces récipients. Le Preneur devra faire son affaire personnelle de tout manquement à ces prescriptions, le Bailleur ne devant en aucun cas être inquiété ou recherché à ce sujet.

V. - Congé et visites

22°) De laisser visiter les lieux loués, aussitôt le congé donné ou reçu ou en cas de mise en vente, tous les jours de neuf heures à douze heures et de quatorze heures à vingt heures, dimanches et fêtes légales exceptés, et de laisser afficher, à l'endroit déterminé d'un commun accord entre le Bailleur et le Preneur, la remise en location ou la mise en vente des locaux.

23°) De ne pouvoir déménager, même partiellement, avant d'avoir payé le montant du loyer et des accessoires jusqu'à l'expiration de la location et justifié, par présentation des acquits, du paiement de toutes les contributions personnelles et notamment de la taxe professionnelle ou autres afférentes aux lieux loués.

LOYER

Le bail est consenti et accepté moyennant un loyer principal annuel de 172.800,00 € (Cent soixante douze mille huit cents euros) hors taxes et hors charges que le Preneur s'oblige à payer TRIMESTRIELLEMENT ET D'AVANCE au domicile du Bailleur ou de son représentant en quatre termes égaux, le premier jour de chaque trimestre civil.

Toutefois, ce loyer annuel en principal est réduit exceptionnellement à la somme de :
- 154.800,00 € (Cent cinquante quatre mille huit cents euros) du 15/12/05 au 14/12/06,
- 165.600,00 € (Cent soixante cinq mille six cents euros) du 15/12/06 au 14/12/07.

REVISION

Le loyer ci-dessus fixé sera soumis à indexation annuelle automatique qui ne pourra en aucun cas être confondue avec la révision légale des loyers. En conséquence ledit loyer sera augmenté ou diminué de plein droit et sans l'accomplissement d'aucune formalité judiciaire ou extrajudiciaire, chaque année, à la date anniversaire d'entrée en jouissance, soit le 15 Décembre proportionnellement à la variation de l'indice national du coût de la construction publié par l'I.N.S.E.E. (base 100 au 4ème trimestre 1953).

Sera retenu comme indice de référence initial, le dernier indice publié lors de la prise d'effet du bail, soit à la date du 15 décembre 2005 l'indice du 2ème trimestre 2005 (1276).

L'indice de comparaison servant de calcul de la révision sera celui du 2ème Trimestre précédant la révision du loyer.

La première révision interviendra le 15 décembre 2006 et le loyer révisé sera immédiatement exigible.

Dans le cas où l'indice choisi viendrait à dispara tre ou ne pourrait recevoir application pour quelles que causes que ce soient, il lui sera substitué l'indice de remplacement ou, à défaut l'indice le plus voisin déterminé, en cas d'incertitude, par un Expert désigné d'un commun accord entre les parties ou à défaut, par Ordonnance du Président du Tribunal saisi sur requête de la partie la plus diligente et qui, en cas de refus, départ ou impossibilité de quelque nature que ce soit, sera remplacé dans les mêmes formes.

Les honoraires et frais de l'Expert et de sa désignation seront supportés à parts égales par le Bailleur d'une part, et d'autre part, par le Preneur.

Le Bailleur déclare que les stipulations relatives à la révision conventionnelle du loyer constituent pour lui un motif déterminant de la conclusion du présent contrat, sans lesquelles il n'aurait pas contracté, ce qui est expressément accepté par le Preneur.

L'impossibilité d'effectuer ladite révision, hors le cas de mesure de blocage de loyer, justifierait en conséquence l'exercice d'une action en résolution du présent bail, sans que les effets antérieurs produits par le présent bail puissent être remis en question de part et d'autre.

CHARGES

Le Preneur paiera en outre sa quote-part du total des charges, taxes et dépenses de toutes natures afférentes à l'immeuble de telle manière que le loyer soit toujours perçu net de tous frais et charges à l'exclusion des travaux visés à l'article 606 du code civil qui, seuls resteront à la charge du Bailleur, et ce, suivant les règles de répartition en vigueur soit :

Un acompte de 2.070,00 € (deux mille soixante dix euros) sera versé chaque trimestre à valoir sur lesdites charges.

Il est expressément convenu qu'en cas de mise en copropriété de l'immeuble ou de modification du règlement de copropriété, les répartitions de charges stipulées au règlement de copropriété ou à son modificatif pourront se substituer, sur simple demande du Bailleur, à celles indiquées ci-dessus.

Le Preneur acquittera en même temps que le loyer, la T.V.A ou tout impôt qui lui serait substitué ou ajouté, plus la Taxe sur les Bureaux et l'Impôt Foncier.

DEPOT DE GARANTIE

A la garantie du paiement des loyers et de l'entière exécution de toutes les charges, clauses et conditions du bail, le Preneur a à l'instant versé à la S.G.I. FIATTE et MAZAUD, es-qualité, qui le reconna t et lui en donne bonne et valable quittance, la somme de 43.200,00 € (quarante trois mille deux cents euros) représentant TROIS mois de loyer en principal hors taxes et hors charges.

Ce dépôt de garantie sera modifié de plein droit dans les mêmes proportions que le loyer et son complément sera exigible à chaque modification dudit loyer. Ce dépôt de garantie ne sera en aucun cas imputable sur les derniers mois de loyers ou accessoires dus à titre de dépôt de garantie.

Cette somme qui ne produira aucun intérêt au profit du Preneur restera entre les mains du propriétaire jusqu'à l'expiration du présent bail avec affectation spéciale à l'entière exécution des charges et conditions des présentes. Elle sera remboursée au Preneur après déménagement et remise des clefs, déduction faite des sommes dont il pourrait être débiteur envers le Bailleur en fin de jouissance notamment à titre de dégâts ou dont le Bailleur pourrait être rendu responsable pour quelque cause que ce soit pour le Preneur.
DONT QUITTANCE
(sous réserve d'encaissement en cas de paiement par chèque).

CONDITIONS PARTICULIERES

1°) Une franchise de loyer hors taxes et hors charges est consentie au Preneur du 15/12/05 au 15/03/06 en contrepartie de travaux de câblage informatique et téléphonique qu'il s'engage à exécuter à ses frais et sous sa responsabilité par des entreprises qualifiées. Il est ici précisé que les travaux sus-mentionnés devront impérativement être terminés au plus tard le 30/04/05 ; à défaut, la franchise de loyer ne s'appliquera pas et le loyer dû pour la période du 15/12/05 au 15/03/06 devra intégralement être réglé.

Les parquets, plafonds, boiseries, même dissimulés devront être conservés en parfait état.

2°) Un état des lieux d'entrée sera dressé par Ma tre NAKACHE, huissier de justice, dont les frais seront à la charge du Preneur.

3°) Il est ici précisé que les emménagements et déménagements doivent se faire par l'extérieur de l'immeuble dans toute la mesure du possible.

4°) Le Preneur fera son affaire personnelle des abonnements en cours relatifs au système d'alarme et à la climatisation. La chaudière est actuellement entretenue par les Etablissements VALDING - 21 bis rue du Simplon - 75018 Paris. Il appartiendra au Preneur de reprendre le contrat d'entretien auprès de cette société et d'en justifier, au moins une fois par an auprès du Bailleur ou de son représentant.

5°) Le Preneur aura le droit d'inscrire sur le tableau réservé à cet effet dans le hall d'entrée de l'immeuble, sa qualité, savoir INTER PARFUMS.

6°) Le Preneur est autorisé à procéder au ponçage léger et à la vitrification du parquet situé dans certains bureaux sur rue sous réserve d'y poser un grand tapis afin de préserver ledit parquet. La définition des pièces concernées sera présentée ultérieurement au Bailleur pour accord préalable.

7°) Le Bailleur prendra en charge à raison de 16.000,00 euros hors taxes, sur présentation de la facture justificative, la pose de la moquette que le Preneur s'engage à installer dans les lieux loués à son arrivée. Il est ici précisé que ladite moquette ne devra pas être collée sur le parquet, le Bailleur ayant prévu, à l'origine, la pose de dalles plombantes pour assurer la conservation dudit parquet.

8°) Par dérogation à ce qui précède, le Preneur est autorisé à domicilier dans les lieux loués quatre sociétés du GROUPE INTER PARFUMS, sous réserve que l'activité exercée par ces sociétés soit la même que celle prévue à l'objet social figurant sur les statuts du GROUPE INTER PARFUMS et que le Preneur adresse au Bailleur une copie des statuts et du Kbis de ces sociétés quinze jours avant la prise d'effet.
Cette autorisation est subordonnée au fait qu'il s'agisse de sociétés du GROUPE INTER PARFUMS dont le Preneur détient la majorité du capital social et que le Président, le Directeur Général ou le Gérant de ces sociétés soit un des administrateurs du GROUPE INTER PARFUMS, titulaire du présent bail.

Il est ici précisé qu'au départ du GROUPE INTER PARFUMS, les locaux, objet du présent bail, seront rendus libres de toute occupation, les lieux formant dans la commune intention des parties un tout indivisible. En aucun cas, ces domiclliations ne devront créer de lien de droit entre ces sociétés et le Bailleur, qui n'aura à leur égard aucune obligation directe.

Le GROUPE INTER PARFUMS restera donc seul responsable vis à vis du Bailleur de toute conséquence préjudiciable à celui-ci. Elle garantit la stricte exécution des conditions ci-dessus et s'oblige à faire prendre le même engagement écrit à toute société domiciliée qu'elle aura obligation de faire conna tre au Bailleur,

CLAUSES PENALES (article 1226 et suivants du Code Civil)

En cas de non-paiement de toute somme due à son échéance et dés le premier acte d'huissier, le Preneur devra, de plein droit, payer en sus, outre les frais de recouvrement y compris la totalité du droit proportionnel dû à l'huissier de justice, 10% du montant de la somme due pour couvrir le Bailleur tant des dommages pouvant résulter du retard dans le paiement que des frais, diligences et honoraires exposés pour le recouvrement de cette somme.

CLAUSE RESOLUTOIRE

Il est expressément convenu qu'à défaut de paiement à son échéance ou à sa date normale d'exigibilité, de toute somme due en vertu du présent bail et notamment du loyer et des sommes qui en constituent l'accessoire, tels que charges, frais de poursuite, intérêts, rappels de loyers ou charges consécutifs à une modification de leur montant, comme en cas d'inexécution d'une seule des conditions du bail ou de toute obligation légale ou réglementaire applicable au Preneur et un mois après un commandement de payer ou quinze jours après une sommation d'exécuter, demeurés infructueux le présent bail sera résilié de plein droit, si bon semble au Bailleur sans qu'il soit besoin de remplir de formalité judiciaire nonobstant toutes consignations ou offres réelles postérieures au délai ci-dessus.

Il suffira d'une simple ordonnance de référé exécutoire par provision nonobstant appel pour obtenir l'expulsion du Preneur et de tous occupants de son chef, des lieux loués et dans ce cas le dépôt de garantie restera acquis au Bailleur à titre d'indemnité sans préjudice de son droit à tous dommages- intérêts.

En cas de paiement par chèque ou par prélèvement sur compte bancaire ou postal, le montant du loyer et de ses accessoires ne pourra être considéré comme réglé qu'après encaissement nonobstant la remise de toute quittance. La clause résolutoire sera acquise au Bailleur dans le cas où le chèque ou le prélèvement reviendrait impayé.

TOLERANCES

Il est formellement convenu que toutes les tolérances de la part du Bailleur relatives aux clauses et conditions énoncées ci-dessus, quelles qu'en aient pu être la fréquence et la durée, ne pourront jamais et en aucun cas être considérées comme apportant une modification ou suppression de ces clauses et conditions, ni génératrices d'un droit quelconque ; le Bailleur pourra toujours y mettre fin par tous moyens.

MODIFICATIONS

Toute modification ou novation qui pourrait être apportée aux présentes, notamment en cas de révision du loyer ou de renouvellement du bail, devra obligatoirement être constatée par un acte établi par le Bailleur ou son mandataire que le Preneur s'oblige à régulariser à la première demande.

ENREGISTREMENT -FRAIS

Le présent bail sera soumis à la formalité de l'enregistrement à première réquisition. Tous les frais, droits et honoraires des présentes et ceux qui en seraient la suite ou la conséquence, en ce non compris tous avenants, sont à la charge de la partie la plus diligente qui s'y oblige.

ELECTION DE DOMICILE

Pour l'exécution des présentes et notamment la signification de tous actes, les parties font élection de domicile savoir :
- le Bailleur au siège de la S.G.I. FIATTE ET MAZAUD - 169 Boulevard Haussmann - 75008 Paris
- le Preneur dans les lieux loués,

Fait à Paris, le 15 Décembre 2005 En trois exemplaires,

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